News

Contacts:
Media and Investors
Peggy Reilly Tharp, Brown Shoe Company
(314) 854-4134, ptharp@brownshoe.com

Brown Shoe Company Reports Fourth Quarter and Full Year 2011 Results
Annual sales increased to $2.6 billion
Portfolio realignment efforts contribute to stronger foundation for 2012

ST. LOUIS, March 7, 2012 – Brown Shoe Company, Inc. (NYSE: BWS, brownshoe.com) today reported its 2011 financial results, with net sales of $2.6 billion, an increase compared to 2010 net sales of $2.5 billion.  Full year net earnings of $24.6 million, or $0.56 per diluted share, were down compared to $37.2 million, or $0.85 per diluted share, in 2010.  On an adjusted* basis, net earnings were $30.3 million, or $0.70 per diluted share, compared to $42.5 million, or $0.97 per diluted share, in the prior year.  Gross profit margin for 2011 was 38.6% versus 40.1% in 2010.

For the fourth quarter, net sales of $628.9 million increased compared to fourth quarter 2010 net sales of $604.5 million.  A net loss of ($8.2) million, or ($0.21) per diluted share, was down when compared to earnings of $3.4 million, or $0.08 per diluted share, in the fourth quarter of 2010.  On an adjusted* basis, net earnings were $4.1 million, or $0.10 per diluted share, compared to $5.0 million, or $0.11 per diluted share, in the fourth quarter of 2010.  Gross profit margin in the fourth quarter of 2011 was 37.9% versus 38.9% in the prior year.

“With the fourth quarter, we concluded a challenging year by continuing to execute against our previously announced portfolio realignment efforts, and this included evaluating and reducing the indirect costs associated with the businesses we have exited,” said Diane Sullivan, president and chief executive officer of Brown Shoe Company.  “Since our third quarter 2011 earnings call, we have closed our factory in JiangXi, China, developed plans for the closure of our distribution center in Sikeston, Mo., and worked to identify an additional 15 Famous Footwear locations to be closed in 2012.”

“For 2011, in addition to delivering revenue of $2.6 billion and adjusted earnings of $0.70, we made significant headway in setting the stage for an improved 2012 and accelerated our ability to more quickly deliver stronger returns to our shareholders,” continued Sullivan.  “For 2012, we will build on these efforts, while delivering great product -- on time and on quality -- and executing against expectations.”

US$M, except per share (unaudited)	13 Weeks			52 Weeks
	4Q’11	4Q’10	Change	4Q’11	4Q’10	Change
Famous Footwear	352.4	355.5	(0.9%)	1,456.3	1,486.5	(2.0%)
Wholesale Operations	205.1	173.9	17.9%	870.9	754.4	15.4%
Specialty Retail	71.4	75.1	(5.0%)	255.6	263.2	(2.9%)
Consolidated net sales	$628.9	$604.5	4.0%	$2,582.8(1)	$2,504.1	3.1%
Gross profit	238.6	235.3	1.4%	996.6	1,003.6	(0.7%)
Margin	37.9%	38.9%	-100 bps	38.6%	40.1%	-150 bps
SG&A expenses	230.0	226.9	1.3%	937.3	923.0	1.6%
% of net sales	36.6%	37.5%	-90 bps	36.3%	36.9%	-60 bps
Net restructuring, other special charges	16.5	2.5	n/m	23.7	7.9	n/m
Operating earnings (loss)	(7.9)	5.9	(233.2%)	35.6	72.7	(51.1%)
% of net sales	(1.3%)	1.0%	-230 bps	1.4%	2.9%	-150 bps
Net interest expense	(5.8)	(5.3)	9.8%	(26.5)	(19.5)	36.3%
Earnings (loss) from continuing operations before income tax	(13.7)	0.6	n/m	9.1	53.2	(83.0%)
Discontinued operations	(1.4)	-	n/m	15.7	-	n/m
Net earnings (loss)	(8.2)	3.4	(345.2%)	24.6	37.2	(34.0%)
Per share	($0.21)	$0.08	(362.5%)	$0.56	$0.85	(34.1%)
Adjusted per share	$0.10	$0.11	(9.1%)	$0.70	$0.97	(27.8%)
(1) Excludes $19.7 million from discontinued operations

Full Year Highlights

Famous Footwear reported a year-over-year decline in 2011 net sales of (2.0%), which was the result of a (48.6%) decrease in toning sales.  Excluding toning, net sales were up 0.9%, due to strength in running and sandal sales.  For 2011, same store sales at Famous Footwear decreased (1.2%) versus a 10.5% gain in 2010.  During the year, the company closed 70 stores -- which included both relocations and underperforming locations -- while adding 49 new stores.  On a year-over-year basis, the total number of stores decreased to 1,089 from 1,110.

Wholesale Operations net sales improved 15.4% compared to 2010, as a result of the ASG acquisition completed in February of 2011.  Legacy Wholesale Operations net sales were down (2.5%) versus growth of 19.4% in 2010, as the company’s Dr. Scholl’s Shoes brand continued to feel pressure from a year-over-year decline in toning sales.

Consolidated gross profit was down slightly in 2011, while gross profit margin declined 150 basis points versus the prior year.  The reduction in gross margin, when compared to 2010, was primarily due to both lower sales and a decline in gross margin at Famous Footwear related to a decrease in toning sales and lower prices for toning shoes.  Gross margins were also negatively impacted by mix shift.  For 2011, retail and wholesale net sales were 66% and 34%, respectively, compared to 70% and 30% in 2010.

GAAP earnings per diluted share for 2011 of $0.56 included a $0.04 gain from portfolio realignment efforts -- including a $0.32 gain from the sale of AND 1, partially offset by ($0.28) of costs associated with exiting various Wholesale Operations brands -- ($0.16) of ASG acquisition and integration related costs and a ($0.02) loss on early extinguishment of debt.  Excluding these items, adjusted earnings were $0.70 per diluted share.  For 2010, GAAP earnings per diluted share of $0.85 included ($0.10) of costs related to the company’s IT initiatives and ($0.02) of acquisition costs.  Excluding these items, adjusted earnings were $0.97 per diluted share.

Fourth Quarter Highlights

Famous Footwear reported a year-over-year decline in fourth quarter net sales of (0.9%), as growth of 39.1% in running and 14.8% in sandals sales was unable to offset a (59.3%) decrease in toning and a (5.7%) decrease in boot sales.  In the fourth quarter, same store sales at Famous Footwear decreased (0.8%) versus a 4.9% gain in 2010.  During the quarter, the company closed 38 stores -- including both relocations and underperforming locations -- and added six new stores.

Wholesale Operations net sales improved 17.9% over the fourth quarter of 2010, primarily due to the ASG acquisition.  Legacy Wholesale Operations net sales were up 1.7% versus a 15.1% improvement in the fourth quarter of the prior year.  The company saw continued growth in its Contemporary Fashion portfolio, during the fourth quarter of 2011, led by the Sam Edelman, Franco Sarto and Vera Wang brands.

Consolidated gross profit increased 1.4% in the fourth quarter, while gross profit margin declined 100 basis points.  The reduction in gross margin, when compared to the fourth quarter of 2010, was primarily due to increased promotional activity at Famous Footwear during the quarter.  In Wholesale Operations, the acquisition of ASG -- together with strong performance from the company’s Sam Edelman, Franco Sarto, LifeStride and Vera Wang brands -- contributed positively to gross margin in the fourth quarter of 2011.  Gross margins were, however, negatively impacted by mix shift.  Retail and wholesale net sales were 67% and 33%, respectively, in the fourth quarter of 2011, compared to 71% and 29% in the prior year.

For the fourth quarter of 2011, the company reported a loss per diluted share of ($0.21) on a GAAP basis, which included ($0.27) of portfolio realignment costs -- including costs associated with exiting various Wholesale Operations brands and a ($0.04) adjustment on the gain on the sale of AND 1 -- and ($0.04) of ASG acquisition and integration related costs.  Excluding these items, adjusted earnings were $0.10 per diluted share.  For the fourth quarter of 2010, GAAP earnings per diluted share of $0.08 included ($0.02) of costs related to the company’s IT initiatives and ($0.01) of acquisition costs.  Excluding these items, adjusted earnings were $0.11 per diluted share.

Inventory at the end of the fourth quarter was $561.8 million, up 7.2% compared to $524.3 million in the fourth quarter of 2010.  Famous Footwear inventory was down, while Wholesale Operations inventory was up, with the majority of the year-over-year increase a result of the ASG acquisition.  At quarter-end, Brown Shoe Company had approximately $296.7 million in availability under its revolving credit facility and $47.7 million in cash and cash equivalents.

Financial Review and 2012 Outlook

“For 2012, while we expect to recover a portion of our 2011 SAP costs, and believe any potential impact from toning will be manageable, we are nonetheless planning cautiously and expect to see adjusted EPS of $0.78 to $0.92,” said Mark Hood, chief financial officer of Brown Shoe Company.  “We expect results to be more heavily weighted toward the third and fourth quarters, as the portfolio realignment work we are completing in the first and second quarters will begin to deliver in the back half of the year.”

Metric	FY’12
Consolidated net sales	$2.55 to $2.58 billion
Famous Footwear same-store sales	Flat to up low single-digits
Wholesale Operations net sales	Down low single-digits, reflecting brand exits
Gross profit margin	Up 70 to 100 basis points
SG&A	$925 to $930 million
Non-recurring costs related to portfolio realignment	$12 to $15 million
Net interest expense	$23 to $25 million
Effective tax rate	37% to 38%
Earnings per diluted share	$0.57 to $0.75
Adjusted earnings per diluted share	$0.78 to $0.92
Depreciation and amortization	$59 to $61 million
Capital expenditures	$56 to $58 million

Investor Conference Call

Brown Shoe Company will webcast an investor conference call at 9:00 a.m. ET today, March 7, 2012.  The webcast will be available at brownshoe.com/investor.  A live conference call will be available at (877) 217-9089 for analysts in North America or (706) 679-1723 for international analysts by using the conference ID 52031722.  A replay will be available on the website for a limited period.  Investors may also access the replay by dialing (855) 859-2056 in North America or (404) 537-3406 internationally and using the conference ID 52031722 through March 21, 2012.

*Non-GAAP Financial Measures

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings (loss) attributable to Brown Shoe Company, Inc. and diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings (loss) and earnings (loss) per diluted share, respectively.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) intense competition within the footwear industry; (iii) rapidly changing fashion trends and purchasing patterns; (iv) customer concentration and increased consolidation in the retail industry; (v) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China, where ASG has manufacturing facilities and both ASG and Brown Shoe Company rely heavily on third-party manufacturing facilities for a significant amount of their inventory; (vi) Brown Shoe Company’s ability to utilize its new information technology system to successfully execute its strategies, including integrating ASG’s business; (vii) the ability to recruit and retain senior management and other key associates; (viii) the ability to attract and retain licensors and protect intellectual property rights; (ix) the ability to secure/exit leases on favorable terms; (x) the ability to maintain relationships with current suppliers; (xi) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xii) the ability to source product at a pace consistent with increased demand for footwear; (xiii) the impact of rising prices in a potentially inflationary global environment; and (xiv) the ability of Brown Shoe Company to execute on the first phase of its portfolio realignment. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 29, 2011, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

# # #

About Brown Shoe Company

Brown Shoe Company is a $2.6 billion, global, footwear company that puts consumers and their needs first, by targeting the strategic Family, Healthy Living and Contemporary Fashion platforms.  We have more than 130 years of experience, passion and product innovation and operate more than 1,300 Famous Footwear and Naturalizer retail stores across the United States, Canada and China.  We also design, source and market many well-known wholesale shoe brands -- such as Naturalizer, Dr. Scholl's Shoes, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Vera Wang , Avia and rykä -- across multiple distribution channels.  In addition to our retail and wholesale operations, we maintain a strong online presence with our ecommerce sites, FamousFootwear.com, Naturalizer.com and Shoes.com.  Visit brownshoe.com to learn more about us.  Brown Shoe Company:  feel good and live better... feet first!

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(Thousands, except per share data)	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Net sales	$628,891	$604,524	$2,582,824	$2,504,091
Cost of goods sold	390,318	369,219	1,586,184	1,500,537

Gross profit	238,573	235,305	996,640	1,003,554

Selling and administrative expenses	229,943	226,924	937,419	922,976
Restructuring and other special charges, net	16,523	2,454	23,671	7,914

Operating (loss) earnings	(7,893)	5,927	35,550	72,664

Interest expense	(6,238)	(5,409)	(26,141)	(19,647)
Loss on early extinguishment of debt	-	-	(1,003)	-
Interest income	396	90	644	203

(Loss) earnings from continuing operations before income taxes	(13,735)	608	9,050	53,220

Income tax benefit (provision)	6,968	2,639	(326)	(16,160)

Net (loss) earnings from continuing operations	(6,767)	3,247	8,724	37,060

Discontinued operations:
Earnings from operations of AND 1, net of tax of $1,312	-	-	1,701	-
(Loss) gain on sale of subsidiary, net of tax of $474 and $6,670, respectively	(1,409)	-	13,965	-

Net (loss) earnings from discontinued operations	(1,409)	-	15,666	-

Net (loss) earnings	(8,176)	3,247	24,390	37,060

Net earnings (loss) attributable to noncontrolling interests	46	(106)	(199)	(173)

Net (loss) earnings attributable to Brown Shoe Company, Inc.	$(8,222)	$3,353	$24,589	$37,233

Basic (loss) earnings per common share:
From continuing operations	$(0.17)	$0.08	$0.20	$0.85
From discontinued operations	(0.04)	-	0.37	-
Basic (loss) earnings per comment share attributable to Brown Shoe Company, Inc. shareholders	$(0.21)	$0.08	$0.57	$0.85

Diluted (loss) earnings per common share:
From continuing operations	$(0.17)	$0.08	$0.20	$0.85
From discontinued operations	(0.04)	-	0.36	-
Diluted (loss) earnings per comment share attributable to Brown Shoe Company, Inc. shareholders	$(0.21)	$0.08	$0.56	$0.85

Basic number of shares	40,098	42,372	41,126	42,156
Diluted number of shares	40,098	42,838	41,668	42,487

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	January 28, 2012	January 29, 2011
ASSETS

Cash and cash equivalents	$47,682	$126,548
Receivables, net	154,022	113,937
Inventories, net	561,797	524,250
Deferred income taxes	14,432	4,503
Income Taxes	5,145	10,195
Prepaid expenses and other current assets	32,060	28,848
Total current assets	815,138	808,281

Property and equipment, net	131,471	135,632
Goodwill and intangible assets, net	140,590	70,592
Other assets	140,277	133,538
Total assets	$1,227,476	$1,148,043

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$201,000	$198,000
Trade accounts payable	190,611	167,190
Other accrued expenses	132,969	146,715
Total current liabilities	524,580	511,905

Long-term debt	198,633	150,000
Deferred rent	32,361	34,678
Deferred income taxes	31,136	11,534
Other liabilities	27,050	24,017
Total other liabilities	289,180	220,229

Total Brown Shoe Company, Inc. shareholders’ equity	412,669	415,080
Noncontrolling interests	1,047	829
Total equity	413,716	415,909
Total liabilities and equity	$1,227,476	$1,148,043

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	52 Weeks Ended
(Thousands)	January 28, 2012	January 29, 2011
OPERATING ACTIVITIES:
Net earnings	$24,390	$37,060
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	59,111	50,322
Amortization of debt issuance costs	2,338	2,195
Loss on early extinguishment of debt	1,003	-
Share-based compensation expense	5,633	6,144
Tax (benefit) deficiency related to share-based plans	(1,000)	87
Loss on disposal of facilities and equipment	1,560	1,089
Impairment charges for facilities and equipment	1,871	2,762
Deferred rent	(2,317)	(4,191)
Deferred income taxes (benefit) provision	(112)	27,229
Provision for doubtful accounts	1,284	516
Gain on sale of subsidiary, net	(13,965)	-
Changes in operating assets and liabilities, net of acquired and discontinued operations:
Receivables	(26,298)	(30,088)
Inventories	3,502	(66,568)
Prepaid expenses and other current and noncurrent assets	2,286	(9,440)
Trade accounts payable	13,660	(10,754)
Accrued expenses and other liabilities	(35,117)	2,668
Income taxes	12,512	(5,993)
Other, net	(2,255)	(5,350)
Net cash provided by (used for) operating activities	48,086	(2,312)

INVESTING ACTIVITIES:
Capital expenditures	(38,564)	(54,827)
Acquisition cost	(156,636)	-
Cash recognized on initial consolidation	3,121	-
Net proceeds from sale of subsidiary	55,350	-
Net cash used for investing activities	(136,729)	(54,827)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	1,595,500	1,051,500
Repayments under revolving credit agreement	(1,592,500)	(948,000)
Proceeds from issuance of 2019 Senior Notes	198,633	-
Redemption of 2012 Senior Notes	(150,000)	-
Dividends paid	(12,076)	(12,254)
Debt issuance costs	(6,428)	(2,636)
Acquisition of treasury stock	(25,484)	-
Proceeds from stock options exercised	918	926
Tax benefit (deficiency) related to share-based plans	1,000	(87)
Contributions by noncontrolling interest	378	527
Acquisition of noncontrolling interest	-	(32,692)
Net cash provided by financing activities	9,941	57,284
Effect of exchange rate changes on cash and cash equivalents	(164)	570
(Decrease) increase in cash and cash equivalents	(78,866)	715
Cash and cash equivalents at beginning of period	126,548	125,833

Cash and cash equivalents at end of period	$47,682	$126,548

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings and Diluted (Loss) Earnings Per Share (GAAP Basis) to Adjusted Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	13 Weeks Ended January 28, 2012		13 Weeks Ended January 29, 2011
(Thousands, except per share data)	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP (loss) earnings	$(8,222)	$(0.21)	$3,353	$0.08

Charges/Other Items:
Portfolio realignment
Business exits and cost reductions	9,285	0.23	-	-
Gain on sale of subsidiary	1,409	0.04	-	-
ASG acquisition and integration-related costs	1,629	0.04	724	0.01
IT initiatives	-	-	893	0.02

Total charges/other items	12,323	0.31	1,617	0.03

Adjusted earnings	$4,101	$0.10	$4,970	$0.11

	52 Weeks Ended January 28, 2012		52 Weeks Ended January 29, 2011
(Thousands, except per share data)	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings	$24,589	$0.56	$37,233	$0.85

Charges/Other Items:
Portfolio realignment
Gain on sale of subsidiary	(13,965)	(0.32)	-	-
Business exits and cost reductions	12,036	0.28	-	-
ASG acquisition and integration-related costs	4,519	0.11	724	0.02
ASG cost of goods sold adjustment (1)	2,477	0.05	-	-
Loss on early extinguishment of debt	638	0.02	-	-
IT initiatives	-	-	4,536	0.10

Total charges/other items	5,705	0.14	5,260	0.12

Adjusted earnings	$30,294	$0.70	$42,493	$0.97

(1) In accordance with GAAP, purchase accounting rules require the company to record inventory at fair value (i.e., expected selling price less costs to sell) on the acquisition date. This results in lower than typical gross margins when the acquired inventory is sold. This adjustment reflects the elimination of the unfavorable impact of lower gross margins for ASG product sold in the first half of 2011.

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY MAJOR SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	January 28,	January 29,	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011	2012	2011

Net Sales	$ 352.4	$ 355.5	$ 205.1	$ 173.9	$ 71.4	$ 75.1

Gross Profit	$ 151.3	$ 158.5	$ 59.7	$ 46.3	$ 27.6	$ 30.5

Gross Profit Rate	42.9%	44.6%	29.1%	26.6%	38.7%	40.6%

Operating Earnings (Loss)	$ 7.9	$ 14.3	$ (1.8)	$ 0.8	$ (0.9)	$ (1.0)

Operating Earnings (Loss) %	2.2%	4.0%	(0.9)%	0.5%	(1.3)%	(1.3)%

Same-store Sales %	(0.8)%	4.9%	-	-	4.7%	3.2%

Number of Stores	1,089	1,110	-	-	234	259

	Famous Footwear		Wholesale Operations		Specialty Retail
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	January 28,	January 29,	January 28,	January 29,	January 28,	January 29,
($ millions)	2012	2011	2012	2011	2012	2011

Net Sales	$ 1,456.3	$ 1,486.5	$ 870.9	$ 754.4	$ 255.6	$ 263.2

Gross Profit	$ 635.2	$ 669.0	$ 256.3	$ 222.0	$ 105.1	$ 112.5

Gross Profit Rate	43.6%	45.0%	29.4%	29.4%	41.1%	42.8%

Operating Earnings (Loss)	$ 62.5	$ 90.4	$ 16.7	$ 32.2	$ (7.6)	$ (6.0)

Operating Earnings (Loss) %	4.3%	6.1%	1.9%	4.3%	(3.0)%	(2.3)%

Same-store Sales %	(1.2)%	10.5%	-	-	1.7%	6.6%